UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2014

POSITIVEID CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-33297	06-1637809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 201 DELRAY BEACH, FLORIDA	33445
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 561-805-8008

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 20, 2014, PositiveID Corporation (the “Company”) entered into a GlucoChip and Settlement Agreement (the “Agreement”) with VeriTeQ Corporation (“VeriTeQ”), the purpose of which is to transfer the final element of the Company’s implantable microchip business to VeriTeQ, to provide for a period of financial support to VeriTeQ to develop that technology, and to provide for settlement of the $222,115 owed by VeriTeQ to the Company under a shared services agreement under which the Company had provided financial support to VeriTeQ during 2012 and early 2013.

The Agreement provides for the termination of the License Agreement (“License”) entered into between the Company and VeriTeQ on August 28, 2012, whereby the Company had retained an exclusive license to the GlucoChip technology. Pursuant to the Agreement, the Company retains its right to any future royalties from the sale of GlucoChip or any other implantable bio-sensor applications. The Agreement also provided for the settlement of the amounts owed pursuant to the Shared Services Agreement (“SSA”) entered into between the Company and VeriTeQ on January 11, 2012, as amended. The current outstanding amount of $222,115.07 pursuant to the SSA was settled by VeriTeQ issuing a Convertible Promissory Note to the Company (“Note I”). Note I bears interest at the rate of 10% per annum; is due and payable on October 20, 2016; and may be converted by the Company at any time after 190 days of the date of closing into shares of VeriTeQ common stock at a conversion price equal to a 40% discount of the average of the three lowest daily trading prices (as set forth in Note I) calculated at the time of conversion. Note I also contains certain representations, warranties, covenants and events of default, and increases in the amount of the principal and interest rates under Note I in the event of such defaults. Additionally, pursuant to the Agreement, VeriTeQ has agreed to provide an initial common share reserve of 10,000,000 shares of common stock under its outstanding warrant with the Company. In addition, VeriTeQ has agreed to increase the reserved shares to cover twice the number of shares of common stock due if the warrant were exercised in full and maintain the number of reserved shares of common stock at that level.

Pursuant to the Agreement, the Company also agreed to provide financial support to VeriTeQ, for a period of up to two years, in the form of convertible promissory notes. On October 20, 2014, the Company funded VeriTeQ $60,000 and VeriTeQ issued the Company a Convertible Promissory Note (“Note II”) in the principal amount of $60,000. Note II bears interest at the rate of 10% per annum; is due and payable on October 20, 2015; and may be converted by the Company at any time after 190 days of the date of closing into shares of VeriTeQ common stock at a conversion price equal to a 40% discount of the average of the three lowest daily trading prices (as set forth in Note II) calculated at the time of conversion. Note II also contains certain representations, warranties, covenants and events of default, and increases in the amount of the principal and interest rates under Note II in the event of such defaults.

Pursuant to the Agreement, the Company agreed to provide VeriTeQ with continuing financial support through issuance of additional convertible promissory notes with similar terms and conditions as Note II. The continuing financial support is not required to be more frequent than every 100 days and may not be in excess of $50,000 in any individual note.

The description of the Agreement, Note I and Note II are not intended to be complete and are qualified in their entirety by the complete text of the documents attached as Exhibit 10.1, Exhibit 10.2, and Exhibit 10.3 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	GlucoChip and Settlement Agreement, dated October 20, 2014, by PositiveID Corporation and VeriTeQ Corporation
10.2	Convertible Promissory Note, principal amount $222,115.07, dated October 20, 2014, by PositiveID Corporation and VeriTeQ Corporation
10.3	Convertible Promissory Note, principal amount $60,000, dated October 20, 2014, by PositiveID Corporation and VeriTeQ Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PositiveID Corporation

Date: October 24, 2014

/s/ William J Caragol
William J. Caragol
Chief Executive Officer